EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK, INC. REPORTS

STRONG FIRST QUARTER FISCAL 2006 EARNINGS AND

INCREASES FULL YEAR EARNINGS GUIDANCE

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Q1 Earnings Per Share (EPS) of $0.08 After Stock Option Expense

vs. Prior Year Loss of $(0.05)

Full Year Guidance for EPS After Stock Option Expense Increased to $0.79-$1.03

from Previous Guidance Range of $0.64-$0.87

Philadelphia, PA, February 8, 2006 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced strong operating results for the first quarter of fiscal 2006 ended December 31, 2005, and significantly increased its targeted earnings guidance range for the full year fiscal 2006.

Net income after stock option expense for the first quarter of fiscal 2006 was $0.4 million, or $0.08 per common share (diluted). Net income before stock option expense for the first quarter of fiscal 2006 was $0.7 million, or $0.13 per common share (diluted), a significant improvement from the net loss for the first quarter of fiscal 2005 of $(0.2) million, or $(0.05) per common share (diluted), which did not include any stock option expense. The Company recognized after-tax stock-based employee compensation expense (referred to herein as “stock option expense”) of approximately $0.3 million, or $0.05 per share (diluted), for the first quarter of fiscal 2006, and did not recognize any stock option expense in fiscal 2005 since, pursuant to the provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R), the Company was not required to expense stock-based employee compensation expense until the beginning of its fiscal 2006. The Company recognized a non-recurring expense credit during the first quarter of fiscal 2006, which benefited earnings by $0.05 per share (diluted), for the Company’s portion of the Visa®/MasterCard® class action settlement fund. The Company’s diluted earnings per share for the first quarter of $0.08 (after stock option expense), exceeded the Company’s most recent guidance range of a loss of $(0.08) to $0.00 per share provided in its November 22, 2005 press release.

Given the Company’s first quarter results and its plans for the rest of the year, the Company is significantly increasing its targeted diluted earnings per share range for fiscal 2006. The Company is increasing its targeted diluted earnings per share range for fiscal 2006 to between $0.79 and $1.03 per share after stock option expense, from its previous after-option expense guidance range of between $0.64 and $0.87 per share. The Company is increasing its before-option expense targeted diluted earnings per share range for fiscal 2006 to between $0.95 and $1.20 per share, a $0.20 per share increase from its previous before-option expense guidance range of between $0.75 and $1.00 per share. The Company projects its stock option expense for fiscal 2006 will be approximately $1.5 million on a pre-tax basis, approximately $0.9 million on an after-tax basis, or approximately $0.16-$0.17 per share adverse impact on projected earnings per share for the year, compared to no stock option expense recognized in fiscal 2005 due to the Company’s adoption of SFAS No. 123(R) as of the beginning of fiscal 2006.

Net sales for the first quarter of fiscal 2006 increased 13.3% to $151.4 million from $133.6 million in the same quarter of the preceding year. The increase in net sales for the quarter was primarily driven by sales from the expansion of the Company’s proprietary Two Hearts™ Maternity collection to an additional 497 Sears® locations during late March 2005, sales from the Company’s Oh Baby! by Motherhood™ licensed arrangement with Kohl’s®, which launched during the second quarter of fiscal 2005, as well as an increase in comparable store sales. Comparable store sales increased 3.1% during the first quarter of fiscal 2006 (based on 1,019 locations) versus a comparable store sales decrease of 4.2% during the first quarter of fiscal 2005 (based on 894 locations). The comparable store sales increase of 3.1% for the first quarter of fiscal 2006 was favorably impacted by approximately 0.5 percentage points due to having five Saturdays in December 2005 compared to four Saturdays in December 2004. For the quarter ended December 31, 2005, the Company opened 6 stores (including the reopening of 3 stores which had been closed since late August 2005 due to Hurricane Katrina) and closed 7 stores. The Company ended the quarter with 851 stores and 1,594 total retail locations, compared to 880 stores and 1,111 total retail locations at the end of December 2004. Adjusted EBITDA was $10.6 million for the first quarter of fiscal 2006, a 34% increase from the $7.9 million of Adjusted EBITDA for the first quarter of fiscal 2005. Adjusted EBITDA is defined in the financial tables at the end of this press release.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, “We are very pleased with our strong sales, earnings and cash flow performance for the first quarter of fiscal 2006 and our strong sales in January, strengthening our conviction that we will deliver significantly improved financial results in fiscal 2006 and beyond, as evidenced by the significant increase in our earnings guidance for the year. Our comparable store sales for the first quarter of fiscal 2006 increased 3.1%, and we continued this strong sales performance in January with a comparable store sales increase of 3.9%, marking our fifth consecutive month of comparable store sales increases. As we have stated in our recent press releases, we believe the oversupply conditions that plagued the maternity apparel business during our fiscal 2004 and 2005 have eased somewhat, and we believe that our strong sales trend in recent months reflects this. We are optimistic about delivering significantly improved financial results and continuing our strategic transition in fiscal 2006, as we expect to see a continuation of our improved sales trend and realize increased earnings contribution from our new strategic initiatives, including increased contribution from our marketing partnerships, a full year contribution from our Sears and Kohl’s initiatives, and the continued rollout of our multi-brand stores. We continue to be very excited that our new strategic business initiatives will promote our long-term growth in sales and profitability, while addressing the continued competitive pressures in the maternity apparel business.

“The past year has been an important time of strategic transition for Mothers Work, as we significantly increased the distribution of our maternity apparel products through our new Kohl’s and significantly expanded Sears initiatives, and as we continued to develop and expand our multi-brand store concepts, including our Destination Maternity™ Superstore. These multi-brand store concepts are larger and have higher average sales volume than our average store, and provide the opportunity to lower our store operating expense percentage and improve store operating profit margins over time. Opening these multi-brand stores will typically involve closing two or more smaller stores and frequently will involve one-time store closing costs resulting primarily from early lease terminations. As of December 31, 2005, we have 37 two-brand combo stores, 2 triplex stores, and 8 Destination Maternity Superstores.

“We are particularly excited by the potential for sales consolidation and increased store profitability from our Destination Maternity Superstores. These Superstores typically carry all three of our brands plus a greatly expanded line of nursing accessories, fertility-related products and maternity-related exercise gear, books, and body and nutritional products. These stores also typically have a dedicated “learning center” area for maternity-related classes, as well as a “relax area” for husbands and shoppers alike, and an inside play area for the pregnant mom’s toddlers and young children. These elements combine to give our Destination Maternity Superstore not only by far the largest assortment of maternity apparel and accessories available, but also a new and engaging atmosphere and experience for the maternity customer. Our superstore format is highly differentiated from the stores of our maternity competitors, which do not even carry the breadth of selection we carry in one of our three brands presented in the Superstore. A further example of this differentiation is our Edamame™ Maternity Spa, a concept shop which we developed and have incorporated into our Destination Maternity Superstores in White Plains (New York), Natick (Massachusetts), Charlotte (North Carolina) and, most recently, New York City. We believe the superstore model will improve store profitability margins by capturing the sales of several of our smaller traditional stores that we close in the area, and by reducing store operating expense percentages. In addition, the superstore model may increase overall sales in the geographical markets they serve. We are actively working to continue to refine our maternity superstore concept and to find additional suitable new locations for the concept, as we obtain additional results and insights from our existing Superstores. We plan to open at least three Destination Maternity Superstores in fiscal 2006, including the recent grand opening on February 1 of our approximately 10,000 square foot, three-level world flagship Destination Maternity store on the corner of 57th

Street and Madison Avenue in New York City, and we continue to evaluate additional potential superstore locations. We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” Superstores.

“We also are continuing to develop business initiatives to leverage our relationship with our maternity customers, who are undergoing a major life stage change that drives widespread changes in purchasing needs and behavior. Our prenatal opt-in customer list and related marketing partnerships continue to grow, and we plan to continue to leverage our customer database. We have begun to install an in-house data warehouse system that will also serve companies who market to families with young children, where our list is currently four times as large as our prenatal list, and growing each year. We continue to grow futuretrust®, our MasterCard®-based college savings program, with new members, additional merchant partners, and the development of relationships with marketers of 529 College Savings Plans.

“At the same time that we are expanding our new strategic business initiatives, we are also very proud of our core maternity apparel brands, including Motherhood Maternity®, Mimi Maternity®, and A Pea in the Pod®. In a recent independent customer survey conducted by NPD Fashionworld®, a division of the well-known global market information company, The NPD Group, entitled “Maternity Apparel:  Consumers Speak Out,” NPD concluded that “Motherhood Maternity is the clear “winner” among all retailers when it comes to shopping for maternity-wear…”  And, after a difficult two years of oversupply conditions in the maternity apparel business during fiscal 2004 and 2005, we have seen an easing of such conditions, and are optimistic we will see a continuation of our improved sales and earnings trend of recent months.

“For the second quarter of fiscal 2006, we are targeting net sales in the $142.5 to $144.5 million range, based on an assumed comparable store sales increase of 0.5% to 2.0% for the quarter, and are targeting earnings per common share (diluted) of between a loss of $(0.05) per share to earnings of $0.01 per share after stock option expense. We are targeting earnings per common share (diluted) of between a loss of $(0.02) per share to earnings of $0.04 per share before projected stock option expense of $0.03 per share for the second quarter. Our second quarter comparable store sales guidance of up 0.5% to up 2.0% is lower than our actual January comparable store sales increase of 3.9% primarily because the unseasonably warm weather in January may well have shifted some early Spring sales from February into January, with January sales exceeding our expectations. Also, our projected second quarter comparable store sales range takes into account an expected unfavorable impact of approximately 0.5 percentage points, due to January 2006 having one less Saturday than January 2005 and the timing of Easter shifting from March in 2005 to April in 2006.

“We are targeting net sales for fiscal 2006 in the $586 to $593 million range, representing sales growth of approximately 4% to 6% over fiscal 2005, based on the planned sales contribution from the full-year impact of our Sears and Kohl’s initiatives, an assumed comparable store sales increase of between 1.7% and 2.6% for the full fiscal year, and planned increases in internet sales and marketing partnership revenue.

“Our targeted sales for fiscal 2006 reflect our plan to open between 15 and 22 new stores during the year, including approximately 5 to 10 new multi-brand stores, and close approximately 55 to 65 stores, with approximately 15 to 20 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores. In addition, we now market our Two Hearts Maternity collection through leased departments in 573 Sears locations, and distribute our Oh Baby! by Motherhood collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com. Kohl’s currently operates approximately 732 stores in 41 states.

“We project that our gross margin for fiscal 2006 will be approximately 51.7% of net sales, an increase from our 50.6% gross margin in fiscal 2005, driven by a planned increase in gross margins in our own stores versus last year, partially offset by the full year impact of the lower gross margin realized on sales from our licensed business. We expect our operating expenses to decrease modestly as a percentage of net sales for fiscal 2006 versus fiscal 2005, primarily as a result of the expense leverage from the full year impact of our Sears and Kohl’s initiatives and our other planned sales increases, as well as a continued sharp focus on expense control.

“Based on these assumptions, we are projecting operating income for fiscal 2006 in the $22.0 million to $24.1 million range, and Adjusted EBITDA (representing operating income before certain non-cash charges) in the $40.8 million to $42.9 million range, representing a projected increase of between 20% and 27% from our fiscal 2005 Adjusted EBITDA of $33.9 million. Also, based on these assumptions, we are projecting a diluted earnings per share range for fiscal 2006 of between $0.79 and $1.03 per share after stock option expense, an increase from our previous after-option expense guidance range of between $0.64 and $0.87 per share. Before projected stock option expense of approximately $0.16-$0.17 per share for fiscal 2006, we are projecting diluted earnings per share for fiscal 2006 of between $0.95 and $1.20 per share, a $0.20 per share increase from our previous before-option expense guidance range of between $0.75 and $1.00 per share that we provided in our November 22, 2005 press release, and a significant projected improvement from our diluted loss of $(0.03) per share for fiscal 2005. Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

“We plan our fiscal 2006 capital expenditures to be between $11 million and $13 million, compared to $17.6 million for fiscal 2005, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center. We expect our inventory at fiscal 2006 year end to decrease by at least $5 million versus fiscal 2005 year end, as we anniversary the increase in inventory from our new initiatives and from intentionally bringing new season merchandise into our stores earlier than the prior year, and as we more tightly plan our inventory levels relative to sales. Based on these targets and plans, we expect to generate significant positive free cash flow during fiscal 2006. We project that we will end fiscal 2006 with cash and cash equivalents plus short-term investments of at least $20 million, a projected increase of at least $17 million over the comparable fiscal 2005 year end balance of $3.0 million. As of the end of the first quarter of fiscal 2006, our balance of cash and cash equivalents plus short-term investments was $25.3 million, an increase of $8.1 million over the comparable fiscal 2005 end of first quarter balance of $17.2 million. We are very pleased with our strong financial liquidity. Although we had modest borrowings from our $60 million credit facility during portions of fiscal 2005 and portions of the first quarter of fiscal 2006, reflecting seasonal and other timing variations in cash flow, we did not have any outstanding credit line borrowings at the end of the first quarter of fiscal 2006 and expect to have none at the end of fiscal 2006. Our average level of borrowings under our credit facility was $1.3 million for the first quarter of fiscal 2006, with no borrowings under our credit facility as of the end of the quarter.

“Looking forward to fiscal 2007, we expect to generate significantly higher earnings than fiscal 2006, while generating significant positive free cash flow.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s first quarter fiscal 2006 earnings, future financial guidance, and certain business initiatives. You can participate in this conference call by calling (210) 234-0018. Please call ten minutes prior to 9:00 a.m. Eastern Time. The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Wednesday, February 22, 2006 by calling (203) 369-0348.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of January 31, 2006, Mothers Work operates 1,579 maternity locations, including 839 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and 740 leased departments, and sells on the web through its DestinationMaternity.com, maternitymall.com and brand-specific websites.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	First Quarter Ended
	12/31/05	12/31/04
Net sales	$151,393	$133,619
Cost of goods sold	75,210	64,004
Gross profit	76,183	69,615
Selling, general and administrative expenses	71,688	66,272
Operating income	4,495	3,343
Interest expense, net	3,794	3,755
Income (loss) before income taxes	701	(412)
Income tax provision (benefit)	273	(165)
Net income (loss)	$428	$(247)

Net income (loss) per share – basic and diluted	$0.08	$(0.05)

Average shares outstanding – basic	5,269	5,216
Average shares outstanding – diluted	5,303	5,216

Supplemental information:
Net income (loss), as reported	$428	$(247)
Add: stock-based employee compensation expense (“stock option expense”), net of tax	250	—
Adjusted net income (loss), before stock option expense	$678	$(247)
Adjusted net income (loss) per share – basic and diluted, before stock option expense	$0.13	$(0.05)

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2005	September 30, 2005	December 31, 2004
Cash and cash equivalents	$13,821	$3,037	$14,691
Short-term investments	11,500	—	2,500
Inventories	94,463	105,911	98,113
Property, plant and equipment, net	74,610	76,173	81,479
Line of credit borrowings	—	—	—
Long-term debt	127,975	128,087	128,585
Stockholders’ equity	64,018	63,328	62,816

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Operating Income to Adjusted EBITDA(1)

and Operating Income Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	First Quarter Ended
	12/31/05	12/31/04
Operating income	$4,495	$3,343

Add: depreciation & amortization expense	4,017	3,722
Add: loss on impairment of long-lived assets	1,566	585
Add: loss on disposal of assets	97	253
Add: stock option expense	410	—
Adjusted EBITDA	$10,585	$7,903

Net sales	$151,393	$133,619

Operating income margin (operating income as a percentage of net sales)	3.0%	2.5%

Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	7.0%	5.9%

(1)  Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of long-lived assets; (iii) loss on disposal of assets; and (iv) stock option expense.

Reconciliation of Projected Net Income Per Share – Diluted

to Net Income  Per Share – Diluted,

Excluding Stock-Based Employee Compensation Expense

For the Year Ending 9/30/06
Projected net income per share - diluted	$0.64 to 0.87
Add: per share effect of stock-based employee compensation expense under fair value based method per SFAS 123(R)	0.11 to 0.13
Projected net income per share - diluted, excluding stock-based employee compensation expense	$0.75 to 1.00

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Projected Operating Income to Projected Adjusted EBITDA

(in millions, unaudited)

For the Year Ending 9/30/06
Projected operating income	$22.0 to 24.1
Add: projected depreciation & amortization expense	16.0
Add: projected loss on impairment of long-lived assets and loss on disposal of assets	1.3
Add: projected stock option expense	1.5
Projected Adjusted EBITDA	$40.8 to 42.9

End of Filing